Exhibit 99.1

TEXAS PACIFIC LAND CORPORATION ANNOUNCES FIRST QUARTER RESULTS
–Earnings Call to be Held Thursday, May 7, 2026 at 9:30 am CT
DALLAS, TX (May 6, 2026) – Texas Pacific Land Corporation (NYSE: TPL) (the “Company,” “TPL,” “we,” “our,” or “us”), one of the largest landowners in the State of Texas with surface and royalty ownership that provides revenue opportunities through the support of energy production, today announced its financial and operating results for the first quarter of 2026.
First Quarter 2026 Highlights
•Entered into an arrangement with a developer of a power generation plant to support data center operations. In conjunction with this arrangement, we sold land for aggregate consideration of $42.5 million pursuant to a financing arrangement with the developer, resulting in immediate recognition of $20.9 million in land sale revenue and the recording of a financing receivable. Additionally, we entered into a separate agreement to supply water to the project.

•On May 5, 2026, TPL’s board of directors (the “Board”) appointed Peter Doyle to the Board. Mr. Doyle is a co-founder and the Co-Chief Executive Officer of Horizon Kinetics, which, through various owned subsidiaries, is TPL’s largest shareholder.

•Oil and gas royalty production of 37.1 thousand barrels of oil equivalent (“Boe”) per day

•As of March 31, 2026, TPL’s royalty acreage had an estimated 5.8 net well permits, 9.6 net drilled but uncompleted wells (“DUCs”), and 5.2 net completed but not producing wells (“CUPs”), totaling 20.7 net wells.(1) TPL had 124.4 net producing wells as of March 31, 2026, and net producing wells added during the quarter had an average lateral length of approximately 10,650 feet.

•Land and Resource Management segment revenues of $153.6 million

•Water Services and Operations segment revenues of $83.3 million

•Consolidated net income of $142.9 million, or $2.07 per share (diluted)

•Adjusted EBITDA(2) of $181.4 million

•Free cash flow(2) of $136.4 million

•Quarterly cash dividend of $0.60 per share was paid on March 16, 2026

(1) Total may not foot due to rounding.
(2) Reconciliations of non-GAAP performance measures are provided in the tables below.

“For the first quarter of 2026, TPL’s core business performance remained strong, and we are closing in on significant milestones in our emerging opportunities in produced water desalination and land opportunities involving data centers and power generation,” said Tyler Glover, Chief Executive Officer of the Company. “TPL generated record quarterly revenue and net income this quarter, supported by robust volumes across oil and gas royalties, water sales, and produced water royalties. With our unhedged commodity position, we will fully capture the upside from elevated commodity prices. During the quarter, we completed a land sale related to a large-scale data center and power generation project. As part of that transaction, TPL secured a water supply agreement for the gas-powered generation and an option to provide additional water to the data center facility. The urgency amongst hyperscalers, AI labs, and developers to advance projects in West Texas has noticeably increased compared to a year ago, and our ongoing commercial conversations in this area are progressing well. In addition, our 10,000 barrel per day produced water desalination R&D test facility in Orla, Texas is nearing completion and is on track to receive its first inlet barrels in the coming weeks.”

Financial Results for the First Quarter of 2026 - Sequential

The Company reported net income of $142.9 million for the first quarter of 2026 compared to net income of $123.3 million for the fourth quarter of 2025.

Total revenues for the first quarter of 2026 were $236.8 million compared to $211.6 million for the fourth quarter of 2025. The increase in total revenues was primarily due to a $21.4 million increase in oil and gas royalty revenue and a $20.9 million increase in land sale revenue, partially offset by a $13.9 million decrease in water sales compared to the fourth quarter of 2025. The Company’s average realized price was $37.06 per Boe in the first quarter of 2026 compared to $29.33 per Boe in the fourth quarter of 2025, and the Company’s share of production was 37.1 thousand Boe per day for the first quarter of 2026 compared to 37.5 thousand Boe per day for the fourth quarter of 2025. Water sales decreased due to a decrease in both water sales volumes and pricing. TPL’s revenue streams are directly impacted by commodity prices and development and operating decisions made by its customers.

Total operating expenses were $54.5 million for the first quarter of 2026 compared to $62.3 million for the fourth quarter of 2025. The decrease in operating expenses was principally related to a $7.9 million decrease in depreciation, depletion and amortization expense and a $3.2 million decrease in water service-related expenses, partially offset by a $2.2 million increase in general and administrative expenses during the first quarter of 2026 compared to the fourth quarter of 2025.

Financial Results for the First Quarter of 2026 - Year Over Year

The Company reported net income of $142.9 million for the first quarter of 2026 compared to net income of $120.7 million for the first quarter of 2025.

Total revenues for the first quarter of 2026 were $236.8 million compared to $196.0 million for the first quarter of 2025. The increase in total revenues was primarily due to a $20.9 million increase in land sales, an $8.1 million increase in water sales, a $6.9 million increase in oil and gas royalty revenue, and a $5.8 million increase in produced water royalties during the first quarter of 2026 compared to the same period of 2025. The Company’s share of production was 37.1 thousand Boe per day for the first quarter of 2026 compared to 31.1 thousand Boe per day for the same period of 2025, and the Company’s average realized price was $37.06 per Boe for the first quarter of 2026 compared to $41.58 per Boe for the same period of 2025. Produced water royalties increased due to increased produced water volumes, and water sales increased due to both increased volumes and pricing. TPL’s revenue streams are directly impacted by commodity prices and development and operating decisions made by its customers.

Total operating expenses were $54.5 million for the first quarter of 2026 compared to $45.9 million for the same period of 2025. The increase in operating expenses was principally related to an increase of $3.2 million in water service-related expenses, an increase of $2.6 million in general and administrative expenses, and a $2.1 million increase in depreciation, depletion and amortization.

Quarterly Dividend Declared

On May 5, 2026, the Company’s Board of Directors declared a quarterly cash dividend of $0.60 per share, payable on June 15, 2026 to stockholders of record at the close of business on June 1, 2026.

Appointment of Director

On May 5, 2026, TPL’s Board appointed Peter Doyle to the Board. Mr. Doyle will stand for re-election at the 2026 Annual Meeting. Mr. Doyle was also appointed to serve on the strategic acquisitions committee of the Board. Mr. Doyle is a co-founder and the Co-Chief Executive Officer of Horizon Kinetics (OTCQX: HKHC).

2026 and 2027 Annual Meetings of Stockholders

The Company intends to hold its 2026 Annual Meeting of Stockholders on November 5, 2026 in Dallas, Texas. The Company also intends to hold its 2027 Annual Meeting of Stockholders on May 6, 2027. Additional details, including the deadlines for stockholder proposals, will be provided in the applicable proxy statements to be filed by the Company with the Securities and Exchange Commission (“SEC”) and in other filings the Company makes with the SEC.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, May 7, 2026 at 9:30 a.m. Central Time to discuss first quarter results. A live webcast of the conference call will be available on the Investors section of the Company’s website at www.TexasPacific.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and install any necessary audio software.

The conference call can also be accessed by dialing 1-877-407-4018 or 1-201-689-8471. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 13759098. The telephone replay will be available starting shortly after the call through May 21, 2026.

About Texas Pacific Land Corporation

Texas Pacific Land Corporation is one of the largest landowners in the State of Texas with approximately 881,000 acres of land, with the majority of its ownership concentrated in the Permian Basin. The Company is not an oil and gas producer, but its surface and royalty ownership provides revenue opportunities throughout the life cycle of a well. These revenue opportunities include fixed fee payments for use of the Company’s land, revenue for sales of materials (caliche) used in the construction of infrastructure, providing sourced water and/or treated produced water, revenue from the Company’s oil and gas royalty interests, and revenue related to saltwater disposal on the Company’s land. The Company also generates revenue from pipeline, power line and utility easements, commercial leases and temporary permits principally related to a variety of land uses including, but not limited to, midstream infrastructure projects and hydrocarbon processing facilities.

Visit TPL at www.TexasPacific.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this news release are, and certain statements made on the related conference call may be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on TPL’s beliefs, as well as assumptions made by, and information currently available to, TPL, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” and the words “believe,” “anticipate,” “continue,” “intend,” “expect,” and similar expressions or the negative of such terms identify forward-looking statements. Forward-looking statements include, but are not limited to, references to strategies, plans, objectives, expectations, intentions, assumptions, future operations, and prospects; statements regarding anticipated benefits of recent acquisitions or the Permian Basin’s future drilling inventory and energy resources; and other statements that are not historical facts. You should not place undue reliance on forward-looking statements. Although TPL believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, TPL may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may differ materially from those set forth in the forward-looking statements due to a number of factors, including, but not limited to: the initiation or outcome of potential litigation; any changes in general economic and/or industry specific conditions; and the other risks discussed in TPL’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. You can access TPL’s filings with the SEC through the SEC’s website at www.sec.gov and TPL strongly encourages you to do so. These forward-looking statements are based only on information available to TPL and speak only as of the date hereof. Except as required by applicable law, TPL undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

Contact:
Investor Relations
IR@TexasPacific.com

FINANCIAL AND OPERATIONAL RESULTS
(unaudited)

Oil and Gas Activity

The table below provides financial and operational data by royalty stream:

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Company’s share of production volumes (1):
Oil (MBbls)	1,345	1,320	1,123
Natural gas (MMcf)	5,794	6,328	5,230
NGL (MBbls)	1,028	1,078	807
Equivalents (MBoe)	3,339	3,453	2,801
Equivalents per day (MBoe/d)	37.1	37.5	31.1

Oil and gas royalty revenue (in thousands):
Oil royalties	$90,627	$74,998	$76,179
Natural gas royalties	9,803	3,856	17,561
NGL royalties	17,737	17,867	17,505
Total oil and gas royalties	$118,167	$96,721	$111,245

Realized prices (1):
Oil ($/Bbl)	$70.57	$59.48	$71.05
Natural gas ($/Mcf)	$1.83	$0.66	$3.63
NGL ($/Bbl)	$18.65	$17.92	$23.46
Equivalents ($/Boe)	$37.06	$29.33	$41.58

(1)	Term	Definition
	Bbl	One stock tank barrel of 42 U.S. gallons liquid volume used herein in reference to crude oil, condensate or NGL.
	Boe	One barrel of oil equivalent.
	MBbls	One thousand barrels of crude oil, condensate or NGL.
	MBoe	One thousand Boe.
	MBoe/d	One thousand Boe per day.
	Mcf	One thousand cubic feet of natural gas.
	MMcf	One million cubic feet of natural gas.
	NGL	Natural gas liquids. Hydrocarbons found in natural gas that may be extracted as liquefied petroleum gas and natural gasoline.

Water Services and Operations Activity

The table below provides financial and operational data for water sales and produced water royalties:

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Water volumes (in MBbls) (1):
Water sales	73,747	92,072	71,264
Produced water royalties	414,450	443,578	335,656

Water volumes in barrels per day (in MBbls/d) (2):
Water sales	819	1,001	792
Produced water royalties	4,605	4,822	3,730

Water revenue (in thousands):
Water sales	$46,863	$60,733	$38,813
Produced water royalties	$33,529	$33,513	$27,700

(1)	MBbl = 1 thousand barrels of water.
(2)	MBbl/d = 1 thousand barrels of water per day.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Revenues:
Oil and gas royalties	$118,167	$96,721	$111,245
Water sales	46,863	60,733	38,813
Produced water royalties	33,529	33,513	27,700
Easements and other surface-related income	17,315	20,612	18,225
Land sales	20,944	—	—
Total revenues	236,818	211,579	195,983

Expenses:
Salaries and related employee expenses	14,987	14,894	14,572
Water service-related expenses	14,287	17,523	11,126
General and administrative expenses	8,631	6,424	6,072
Depreciation, depletion and amortization	14,043	21,930	11,941
Ad valorem and other taxes	2,542	1,562	2,199
Total operating expenses	54,490	62,333	45,910

Operating income	182,328	149,246	150,073

Interest expense	(992)	(690)	—
Other income, net	2,228	3,209	4,321
Income before income taxes	183,564	151,765	154,394
Income tax expense	40,662	28,419	33,742
Net income	$142,902	$123,346	$120,652

Net income per share of common stock
Basic	$2.07	$1.79	$1.75
Diluted	$2.07	$1.79	$1.75

Weighted average number of shares of common stock outstanding
Basic	68,959,013	68,938,230	68,942,085
Diluted	69,009,942	69,020,805	69,017,541

SEGMENT OPERATING RESULTS
(dollars in thousands) (unaudited)

	Three Months Ended
	March 31, 2026			December 31, 2025
	Land and Resource Management	Water Services and Operations	Consolidated	Land and Resource Management	Water Services and Operations	Consolidated
Revenues:
Oil and gas royalties	$118,167	$—	$118,167	$96,721	$—	$96,721
Water sales	—	46,863	46,863	—	60,733	60,733
Produced water royalties	—	33,529	33,529	—	33,513	33,513
Easements and other surface-related income	14,449	2,866	17,315	16,662	3,950	20,612
Land sales	20,944	—	20,944	—	—	—
Total revenues	153,560	83,258	236,818	113,383	98,196	211,579

Expenses:
Salaries and related employee expenses	7,558	7,429	14,987	7,457	7,437	14,894
Water service-related expenses	—	14,287	14,287	—	17,523	17,523
General and administrative expenses	5,495	3,136	8,631	3,966	2,458	6,424
Depreciation, depletion and amortization	9,194	4,849	14,043	17,276	4,654	21,930
Ad valorem and other taxes	2,530	12	2,542	1,551	11	1,562
Total operating expenses	24,777	29,713	54,490	30,250	32,083	62,333

Operating income	128,783	53,545	182,328	83,133	66,113	149,246

Interest expense	(793)	(199)	(992)	(552)	(138)	(690)
Other income, net	1,581	647	2,228	2,527	682	3,209
Income before income taxes	129,571	53,993	183,564	85,108	66,657	151,765
Income tax expense	28,648	12,014	40,662	15,566	12,853	28,419
Net income	$100,923	$41,979	$142,902	$69,542	$53,804	$123,346

SEGMENT OPERATING RESULTS (Continued)
(dollars in thousands) (unaudited)

	Three Months Ended
	March 31, 2026			March 31, 2025
	Land and Resource Management	Water Services and Operations	Consolidated	Land and Resource Management	Water Services and Operations	Consolidated
Revenues:
Oil and gas royalties	$118,167	$—	$118,167	$111,245	$—	$111,245
Water sales	—	46,863	46,863	—	38,813	38,813
Produced water royalties	—	33,529	33,529	—	27,700	27,700
Easements and other surface-related income	14,449	2,866	17,315	15,336	2,889	18,225
Land sales	20,944	—	20,944	—	—	—
Total revenues	153,560	83,258	236,818	126,581	69,402	195,983

Expenses:
Salaries and related employee expenses	7,558	7,429	14,987	7,404	7,168	14,572
Water service-related expenses	—	14,287	14,287	—	11,126	11,126
General and administrative expenses	5,495	3,136	8,631	3,313	2,759	6,072
Depreciation, depletion and amortization	9,194	4,849	14,043	7,689	4,252	11,941
Ad valorem and other taxes	2,530	12	2,542	2,189	10	2,199
Total operating expenses	24,777	29,713	54,490	20,595	25,315	45,910

Operating income	128,783	53,545	182,328	105,986	44,087	150,073

Interest expense	(793)	(199)	(992)	—	—	—
Other income, net	1,581	647	2,228	3,416	905	4,321
Income before income taxes	129,571	53,993	183,564	109,402	44,992	154,394
Income tax expense	28,648	12,014	40,662	23,858	9,884	33,742
Net income	$100,923	$41,979	$142,902	$85,544	$35,108	$120,652

NON-GAAP PERFORMANCE MEASURES AND DEFINITIONS

In addition to amounts presented in accordance with GAAP, we also present certain supplemental non-GAAP performance measurements. These measurements are not to be considered more relevant or accurate than the measurements presented in accordance with GAAP. In compliance with the requirements of the SEC, our non-GAAP measurements are reconciled to net income, the most directly comparable GAAP performance measure. For all non-GAAP measurements, neither the SEC nor any other regulatory body has passed judgment on these non-GAAP measurements.

EBITDA, Adjusted EBITDA, and Free Cash Flow

EBITDA is a non-GAAP financial measurement of earnings before interest expense, taxes, depreciation, depletion and amortization. The purpose of presenting EBITDA is to highlight earnings without finance, taxes, and depreciation, depletion and amortization expense, and its use is limited to specialized analysis.

The purpose of presenting Adjusted EBITDA is to highlight earnings without non-cash activity such as share-based compensation and other non-recurring or unusual items, if applicable. Additionally, Adjusted EBITDA is a metric used by the compensation committee of our Board to evaluate the Company’s performance in determining the short-term and long-term incentive compensation of our executive officers on an annual basis. We calculate Adjusted EBITDA as EBITDA plus employee share-based compensation, less land sale with financing arrangement and pension curtailment and settlement gain, as applicable to the periods presented.

The purpose of presenting free cash flow is to provide investors a metric to measure the funds available for investing in future acquisitions and returning capital to our stockholders through dividends and share repurchases after current income tax expense and purchases of fixed assets. Additionally, free cash flow is a metric used by the compensation committee of our Board to evaluate the Company’s performance in determining the short-term and long-term incentive compensation of our executive officers. To calculate free cash flow, net income is adjusted by adding back income tax expense, depreciation, depletion and amortization and employee share-based compensation, less the cash outflows of current income tax expenses, land sale with financing arrangement, purchases of fixed assets and pension curtailment and settlement gain, as applicable to the periods presented.

We have presented EBITDA, Adjusted EBITDA, and free cash flow because we believe that these metrics are useful supplements to net income in analyzing the Company’s operating performance, ability to fund future acquisitions, ability to return capital to our stockholders and explaining how our executive officers are compensated. Our definitions of EBITDA, Adjusted EBITDA, and free cash flow may differ from computations of similarly titled measures of other companies.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025 (in thousands):

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Net income	$142,902	$123,346	$120,652
Add:
Interest expense	992	690	—
Income tax expense	40,662	28,419	33,742
Depreciation, depletion and amortization	14,043	21,930	11,941
EBITDA	198,599	174,385	166,335
Add (deduct):
Employee share-based compensation	3,742	3,756	3,083
Land sale with financing arrangement	(20,944)	—	—
Adjusted EBITDA	$181,397	$178,141	$169,418

The following table presents a reconciliation of net income to free cash flow for the three months ended March 31, 2026, December 31, 2025, and March 31, 2025 (in thousands):

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
Net income	$142,902	$123,346	$120,652
Add (deduct):
Income tax expense	40,662	28,419	33,742
Depreciation, depletion and amortization	14,043	21,930	11,941
Employee share-based compensation	3,742	3,756	3,083
Current income tax expense	(37,078)	(26,968)	(32,954)
Land sale with financing arrangement	(20,944)	—	—
Purchases of fixed assets	(7,348)	(28,653)	(8,966)
Decrease (increase) in accounts payable related to purchases of fixed assets	430	(2,973)	(942)
Free cash flow	$136,409	$118,857	$126,556